Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously the independent registered public accounting firm to First Western Funds Trust (“Trust”) and, under the date of October 28, 2016, we reported on the statements of assets and liabilities of the First Western Fixed Income Fund, First Western Short Duration Bond Fund and First Western Short Duration High Yield Credit Fund, including the schedules of investments, as of August 31, 2016 and the related statements of operations for the year or period then ended, the statements of changes in net assets for each of the years or periods presented in the two-year period then ended, and the financial highlights for each of the years or periods presented in the four-year period then ended. On August 3, 2017, we were dismissed as the Independent Registered Public Accounting Firm of the Trust. We have read the Trust’s statement included under Item 77K of its Form N-SAR and we agree with such statement.

Sincerely,

 BBD, LLP

SUB-ITEM 77K: Changes in registrant’s certifying accountant

On July 24, 2017, the Board of Directors for The First Western Fund Trust. (the “Company”) approved the appointment of Cohen & Company Ltd. as the independent registered public accounting firm for the Company for the fiscal year ending August 31, 2017. On July 24, 2017, the Board of Directors for the Company determined not to retain BBD, LLP (“BBD”) as the Company’s independent registered public accounting firm effective August 3, 2017. The BBD reports on the Company’s financial statements for the fiscal years ended August 31, 2015 and August 31, 2016 did not contain adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principle.

During the fiscal periods ended August 31, 2015 and August 31, 2016 and through the subsequent interim period through August 3, 2017, there were (i) no disagreements with BBD on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of BBD, would have caused them to refer to the subject matter of such disagreements in their reports on the financial statements for such fiscal years and (ii) were no reportable events as that term is described in Item 304 (a)(1)(v) of Regulation S-K.

The Company requested that BBD furnish it with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the above statements. A copy of such letter is filed as an exhibit to this Form N-SAR.